EXECUTION COPY

GROUP I ADMINISTRATION AGREEMENT

Dated as of November 25, 2013

among

HERTZ VEHICLE FINANCING II LP,

as Issuer,

THE HERTZ CORPORATION,

as Group I Administrator,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

i

GROUP I ADMINISTRATION AGREEMENT dated as of November 25, 2013, among HERTZ VEHICLE FINANCING II LP, a special purpose limited partnership formed under the laws of Delaware (the “Issuer”), THE HERTZ CORPORATION, a Delaware corporation, as administrator (the “Group I Administrator”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as trustee (the “Trustee”) under the Group I Indenture (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, the Issuer has entered into and will enter into the Group I Related Documents to which it is and will be a party in connection with the issuance of the Group I Notes under the Group I Indenture;
WHEREAS, the Issuer has entered into and will enter into the Series Related Documents to which it is and will be a party in connection with the issuance of each Series of Group I Notes under the Group I Indenture and the Series Related Documents with respect to each such Series of Group I Notes;
WHEREAS, pursuant to the Group I Related Documents, the Issuer is required to perform certain duties relating to the Group I Indenture Collateral pursuant to the Group I Indenture;
WHEREAS, pursuant to the Series Related Documents with respect to each Series of Group I Notes, the Issuer is required to perform certain duties relating to the Group I Series-Specific Collateral with respect to such Series of Group I Notes pursuant to the Series Related Documents with respect to such Series of Group I Notes;
WHEREAS, the Issuer desires to have the Group I Administrator perform certain of the duties of the Issuer referred to in the preceding clauses, and to provide such additional services consistent with the terms of this Agreement, the Group I Related Documents and the Series Related Documents with respect to each Series of Group I Notes as the Issuer may from time to time request;
WHEREAS, the Group I Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1.Definitions and Rules of Construction. (a) Definitions. Except as otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in the Group I Supplement, dated as of November 25, 2013 (the “Group I Supplement”), between the Issuer and the Trustee, to the Base Indenture, dated as of November 25, 2013 (the “Base Indenture”, and together with the Group I Supplement, the “Group I Indenture”), between the Issuer and the Trustee.
(b)    Rules of Construction. In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires:
(i)    the singular includes the plural and vice versa;
(ii)    references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);
(iii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;
(iv)    reference to any gender includes the other gender;
(v)    reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;
(vi)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(viii)    the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party; and
(ix)    references to sections of the Code also refer to any successor sections.

SECTION 2.    Duties of Group I Administrator. (a) Duties with respect to the Group I Related Documents. The Group I Administrator agrees to perform all its duties under the Group I Related Documents and certain of the Issuer’s duties under the Group I Related Documents, in each case to the extent relating to the Group I Indenture Collateral, any Group I Series-Specific Collateral or the Group I Note Obligations. To the extent relating to the Group I Indenture Collateral, any Group I Series-Specific Collateral or the Group I Note Obligations, the Group I Administrator shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Base Indenture. In furtherance of the foregoing, the Group I Administrator shall take all appropriate action that it is the duty of the Issuer to take pursuant to the Base Related Documents, the Group I Related Documents and the Series Related Documents with respect to each Series of Group I Notes, including such of the foregoing as are required with respect to the following matters to the extent they relate to the Group I Indenture Collateral, any Group I Series-Specific Collateral or the Group I Note Obligations (unless otherwise specified, references in this Section 2(a) are to sections of the Base Indenture):
(A)    the preparation of or obtaining of the documents and instruments required for execution and authentication of the Group I Notes, if any, and delivery of the same to the Trustee (Sections 2.2 and 2.4);
(B)    the duty to cause the Note Register to be kept and to give the Trustee notice of any appointment of a new Registrar and the location, or change in location, of the Note Register and the office or offices where Group I Notes may be surrendered for registration of transfer or exchange (Sections 2.5 and 6.1);
(C)    the duty to cause newly appointed Paying Agents, if any, to deliver to the Trustee the instrument specified in the Base Indenture regarding funds held in trust (Section 2.6);
(D)    the direction to Paying Agents to pay to the Trustee all sums relating to any Series of Notes held in trust by such Paying Agents (Section 2.6);
(E)    the furnishing, or causing to be furnished, to the Trustee or the Paying Agent, as applicable, instructions as to withdrawals and payments from any accounts specified in a Group I Series Supplement in accordance with Section 2.6(a) of the Base Indenture and the applicable provisions of the Group I Supplement and such Group I Series Supplement (Section 2.6(a));
(F)    the delivery of notice to the Trustee of each default of the Issuer with respect to any provision described in the Base Indenture setting forth the details of such default and any action with respect thereto taken or contemplated to be taken by the Issuer (Section 2.6(a));

(G)    upon surrender for registration or transfer of any Group I Note, the execution in the name of the designated transferee or transferees of one or more new Group I Notes (Section 2.8);
(H)    the notification of the Trustee in writing that the Clearing Agency is no longer willing or able to properly discharge its duties under the Base Indenture or that the Issuer at its option elects to terminate the book entry system through the Clearing Agency (Section 2.13);
(I)    the preparation of Definitive Notes and arranging the delivery thereof (Section 2.13);
(J)    if so requested, the furnishing, or causing to be furnished, to any Group I Noteholder, Group I Note Owner or prospective purchaser of the Group I Notes any information required pursuant to Rule 144(d)(4) under the Securities Act (Article IV);
(K)    the maintenance of the Issuer’s qualification to do business in each jurisdiction in which the failure to so qualify would be reasonably likely to result in a Material Adverse Effect (Sections 5.1 and 6.2);
(L)    the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by the Issuer pursuant to Section 5.8 of the Base Indenture or any other Group I Related Document or Series Related Document with respect to any Series of Group I Notes (Section 5.8);
(M)    the keeping of books of record and account in accordance with Section 6.4 of the Base Indenture (Section 6.4);
(N)    the delivery of notice to the Trustee and the Rating Agencies of material proceedings (Section 6.5);
(O)    the preparation and obtaining of, and delivery to the Trustee of, an Opinion of Counsel prior to entering into the HVF II Credit Facility (Section 6.7(b));
(P)    the preparation and delivery of written instructions with respect to the investment of funds on deposit in the Group I Collection Account and any other accounts specified in a Group I Series Supplement (Base Indenture Section 6.13 and Group I Supplement Section 5.1(b));
(Q)    the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by the Issuer pursuant to Section 4.1(b) of the Group I Supplement (Group I Supplement Section 4.1(b));

(R)    the preparation and the obtaining of documents and instruments required for the release of the Issuer from its obligation under the Base Indenture or any other Group I Related Document or Series Related Document with respect to any Series of Group I Notes (Section 8.1);
(S)    the direction, if necessary, to the firm of independent certified public accountants to furnish reports to the Trustee in accordance with Section 8.1(b)(i) of the Base Indenture (Section 8.1(b)(i));
(T)    the preparation of Officer’s Certificates with respect to the execution of Supplements to the Base Indenture (Sections 9.1 and 9.2);
(U)    the preparation of Officer’s Certificates with respect to any requests by HVF II to the Trustee to take any action under the Base Indenture (Section 10.2).
(V)    the preparation, obtaining or filing of the instruments, opinions and certificates and other documents required for the release of the Group I Indenture Collateral or any Group I Series-Specific Collateral (Group I Supplement Section 3.4);
(W)    the preparation and maintenance, or causing to be prepared and maintained, a Daily Group I Collection Report for each Business Day (Group I Supplement Section 4.1(a));
(X)    the forwarding, or causing to be forwarded, to the Trustee copies of all reports, certificates, information or other materials delivered to the Issuer pursuant to the Group I Leasing Company Related Documents (Group I Supplement Section 4.1(b));
(Y)    the furnishing, or causing to be furnished, to the Trustee, a Monthly Noteholders’ Statement with respect to each Series of Group I Notes (Group I Supplement Section 4.2(c));
(Z)    the delivery, or causing to be delivered, to the Trustee, an Officer’s Certificate of the Issuer to the effect that no Amortization Event or Potential Amortization Event with respect to any Series of Group I Notes Outstanding has occurred or is continuing (Group I Supplement Section 4.1(c));
(AA)    the furnishing, or causing to be furnished, to the Trustee or the Paying Agent, as applicable, instructions as to withdrawals and payments from the Group I Collection Account and any other accounts specified in a Series Supplement relating to the Group I Notes in accordance with Section 4.1(e) of the Group I Supplement (Group I Supplement Section 4.1(e));

(BB)    on or before January 31 of each calendar year, beginning with the calendar year 2014, the furnishing, or causing to be furnished, to any Group I Noteholder who at any time during the preceding calendar year was a Group I Noteholder, the Annual Noteholders’ Tax Statement (Group I Supplement Section 4.2(b));
(CC)    the directing of all Group I Collections due and to become due to the Issuer or the Trustee, as the case may be, to be deposited to the Group I Collection Account at such times as such amounts are due (Group I Supplement Section 5.3(a));
(DD)    the preparation and delivery of written instructions with respect to the allocation of Group I Collections deposited into the Group I Collection Account in accordance with Article V of the Group I Supplement (Group I Supplement Section 5.3(b));
(EE)    the filing, or causing to be filed, of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Group I General Intangibles Collateral and the Group I Indenture Collateral (Group I Supplement Section 7.1(j));
(FF)    the notification, or causing to be notified, of the Trustee and the Rating Agencies, of any Potential Amortization Event or Amortization Event with respect to any Series of Group I Notes Outstanding together with an Officer’s Certificate of the Issuer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Issuer (Group I Supplement Section 8.3);
(GG)    the furnishing, or causing to be furnished, to the Trustee such other information relating to the Group I Notes as, and in such form as, the Trustee may reasonably request in connection with the transactions contemplated by the Group I Supplement or any Group I Series Supplement (Group I Supplement Section 8.4);
(HH)    the taking, execution and delivery, or causing to be taken, executed and delivered, to the Trustee such additional assignments, agreements, powers and instruments as are necessary or desirable to maintain the security interest of the Trustee in the Group I Indenture Collateral on behalf of the Group I Noteholders as a perfected security interest (Group I Supplement Section 8.5(a));
(II)    the obtaining of and the annual delivery of an Opinion of Counsel, in accordance with Section 8.5(d) of the Group I Supplement, as to the Group I Indenture Collateral (Group I Supplement Section 8.15(d));

(JJ)    the preparation of Officer’s Certificates with respect to any requests by the Issuer to the Trustee to take any action under the Base Indenture (Group I Supplement Section 10.1(a) and Section 10.1(b);
(KK)    the preparation of Officer’s Certificates and the obtaining of Opinions of Counsel with respect to the execution of Group I Series Supplements or Group I Supplemental Indentures (Group I Supplement Sections 10.1(b) and 10.3); and
(b)    Additional Duties. In addition to the duties of the Group I Administrator set forth above, to the extent relating to the Group I Indenture Collateral, any Group I Series-Specific Collateral or the Group I Note Obligations, the Group I Administrator shall perform, prepare or otherwise satisfy such actions, determinations, calculations, directions, instructions, notices, deliveries or other performance obligations and shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to do pursuant to the Group I Related Documents or the Series Related Documents with respect each Series of Group I Notes, and shall take all appropriate action that it is the duty of the Group I Administrator or the Issuer to take pursuant to such Group I Related Documents and the Series Related Documents with respect to each Series of Group I Notes.
(c)    Power of Attorney. The Issuer shall execute and deliver to the Group I Administrator, and to each successor Group I Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Group I Administrator the attorney-in-fact of the Issuer for the purpose of executing on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions that the Group I Administrator has agreed to prepare, file or deliver pursuant to this Agreement.
(d)    Certain Limitations on Group I Administrator Obligations. Notwithstanding anything to the contrary in this Agreement, the Group I Administrator shall not be obligated to, and shall not, (x) make any payments to the Group I Noteholders under the Group I Related Documents, (y) sell the Group I Indenture Collateral pursuant to the Group I Indenture or sell any Group I Series-Specific Collateral pursuant to the related Group I Series Supplement or (z) take any action as the Group I Administrator on behalf of the Issuer that the Issuer directs the Group I Administrator not to take on its behalf.
(e)    Delegation of Duties. Notwithstanding anything to the contrary in this Agreement, the Group I Administrator may delegate to any Affiliate of the Group I Administrator the performance of the Group I Administrator’s obligations as Group I Administrator pursuant to this Agreement (but the Group I Administrator shall remain fully liable for its obligations under this Agreement).

SECTION 3.    Records. The Group I Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer or the Trustee at any time during normal business hours.
SECTION 4.    Compensation. As compensation for the performance of the Group I Administrator’s obligations under this Agreement, the Group I Administrator shall be entitled to $10,000.00 per month (the “Monthly Administration Fee”) which shall be payable on each Payment Date.
SECTION 5.    Additional Information To Be Furnished to Issuer. The Group I Administrator shall furnish to the Issuer from time to time such additional information regarding the Group I Indenture Collateral and any Group I Series-Specific Collateral as the Issuer shall reasonably request.
SECTION 6.    Independence of Group I Administrator. For all purposes of this Agreement, the Group I Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer (including, for the avoidance of doubt, as authorized in this Agreement, any Base Related Document, any Group I Related Document or any Series Related Document with respect to any Series of Group I Notes), the Group I Administrator shall have no authority to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.
SECTION 7.    No Joint Venture. Nothing contained in this Agreement shall (i) constitute the Group I Administrator or the Issuer as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.
SECTION 8.    Other Activities of Group I Administrator. (a) Nothing herein shall prevent the Group I Administrator or its Affiliates from engaging in other businesses or, in the sole discretion of any such Person, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer or the Trustee.
(b)    The Group I Administrator and its Affiliates may generally engage in any kind of business with any person party to any Master Related Document, any of such party’s Affiliates and any person who may do business with or own securities of any such person or any of its Affiliates, without any duty to account therefor to the Issuer or the Trustee.
SECTION 9.    Term of Agreement; Resignation and Removal of Group I Administrator. (a) This Agreement shall continue in force until termination of the Base

Indenture and the Group I Related Documents, in each case to the extent related to the Group I Indenture Collateral or the Group I Note Obligations, and the Series Related Documents with respect to each Series of Group I Notes, in the case of any of the foregoing, in accordance with their respective terms and the payment in full of all obligations owing thereunder, upon which event this Agreement shall automatically terminate.
(b)    Subject to Sections 9(d) and 9(e), the Issuer, with the written consent of the Requisite Investors, may remove the Group I Administrator without cause by providing the Group I Administrator with at least sixty (60) days’ prior written notice.
(c)    Subject to Sections 9(d) and 9(e), the Trustee may, and at the direction of the Requisite Indenture Investors shall, remove the Group I Administrator upon written notice of termination from the Trustee to the Group I Administrator if any of the following events shall occur (each a “Group I Administrator Default”):
(i)    the Group I Administrator shall default in the performance of any of its duties under this Agreement and such default materially and adversely affects the interests of the Noteholders and, after notice of such default, the Group I Administrator shall not cure such default within thirty (30) days (or, if such default cannot be cured in such time, shall not give within thirty days such assurance of cure as shall be reasonably satisfactory to the Issuer);
(ii)    a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Group I Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Group I Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or
(iii)    the Group I Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Group I Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.
The Group I Administrator agrees that if any of the events specified in clause (ii) or (iii) of this Section shall occur, it shall give written notice thereof to the Issuer and the Trustee within five days after the happening of such event.

(d)    No resignation or removal of the Group I Administrator pursuant to this Section shall be effective until (i) a successor Group I Administrator shall have been appointed by the Issuer and (ii) such successor Group I Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Group I Administrator is bound hereunder. The Issuer shall provide written notice of any such removal to the Trustee, each Group I Series Enhancement Provider and the Rating Agencies.
(e)    The appointment of any successor Group I Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to each Series of Group I Notes Outstanding.
(f)    A successor Group I Administrator shall execute, acknowledge and deliver a written acceptance of its appointment hereunder to the resigning Group I Administrator and to the Issuer. Thereupon the resignation or removal of the resigning Group I Administrator shall become effective and the successor Group I Administrator shall have all the rights, powers and duties of the Group I Administrator under this Agreement. The successor Group I Administrator shall mail a notice of its succession to the Group I Noteholders. The resigning Group I Administrator shall promptly transfer or cause to be transferred all property and any related agreements, documents and statements held by it as Group I Administrator to the successor Group I Administrator and the resigning Group I Administrator shall execute and deliver such instruments and do other things as may reasonably be required for fully and certainly vesting in the successor Group I Administrator all rights, powers, duties and obligations hereunder.
(g)    In no event shall a resigning Group I Administrator be liable for the acts or omissions of any successor Group I Administrator hereunder.
SECTION 10.    Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 9(a) or the resignation or removal of the Group I Administrator pursuant to Section 9(b) or 9(c), respectively, the Group I Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Group I Administrator shall forthwith upon termination pursuant to Section 9(a) deliver to the Issuer all property and documents of or relating to the Group I Collateral and any Group I Series-Specific Collateral then in the custody of the Group I Administrator. In the event of the resignation or removal of the Group I Administrator pursuant to Section 9(b) or 9(c), respectively, the Group I Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Group I Administrator.
SECTION 11.    Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:
(a)    if to the Issuer, to

Hertz Vehicle Financing II LP
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(b)    if to the Group I Administrator, to
The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
(c)    if to the Trustee, to
The Bank of New York Mellon, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL 60602
Attention: Corporate Trust Administration – Structured Finance
or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above, except that notices to the Trustee are effective only upon receipt.
SECTION 12.    Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Group I Administrator and the Trustee.
SECTION 13.    Successors and Assigns. The parties hereto acknowledge that the Trustee has accepted the assignment of the Issuer’s rights under this Agreement pursuant to the Group I Supplement. Subject to Section 2(e), this Agreement may not be assigned by the Group I Administrator unless such assignment is previously consented to in writing by the Issuer and the Trustee and subject to satisfaction of the Rating Agency Condition with respect to each Series of Group I Notes Outstanding. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Group I Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Group I Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Group I Administrator; provided that, such successor organization executes and delivers to the Issuer and the Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Group I Administrator is bound hereunder; provided further that, the Rating Agency Condition with respect to each Series of Group I Notes Outstanding shall have been satisfied with respect to such successor. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.
SECTION 14.    GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
SECTION 15.    Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.
SECTION 16.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
SECTION 17.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 18.    Limitation of Liability of Trustee and Group I Administrator. Notwithstanding anything contained herein to the contrary, in no event shall either the Trustee or the Group I Administrator have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.
SECTION 19.    Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the Group I Administrator, the Issuer and the Trustee shall not, prior to the date which is one year and one day after the payment in full of all the Notes, petition or otherwise invoke, join with, encourage or cooperate with any other party in invoking or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.
SECTION 20.    Liability of Group I Administrator. The Group I Administrator agrees to indemnify HVF II and the Trustee and their respective agents (the “Indemnified Parties”) from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred therewith, including reasonable attorney’s fees and expenses incurred by the Indemnified Parties as a result of, or arising out of, or relating to the entering into and performance of any Group I Related Document by the Indemnified Parties or suffered or sustained by the Indemnified Parties, by reason of any acts, omissions or alleged acts or omissions arising out of the Group I Administrator’s activities pursuant to any Group I Related Document. Notwithstanding anything in the foregoing to the contrary, the Group I Administrator shall not be obligated under its agreements of indemnity contained in this Section 20 (i) for any liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties or (ii) in respect of any claim arising out of the assessment of any tax against the Indemnified Parties. The obligations of the Group I Administrator and the rights of the Indemnified Parties under this Section 20 shall survive any termination of this Agreement, in whole or in part.
SECTION 21.    Limited Recourse to HVF II. The obligations of HVF II under this Agreement are solely the obligations of HVF II. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of HVF II. Fees, expenses, costs or other obligations payable by HVF II hereunder shall be payable by HVF II to the extent and only to the extent that HVF II is reimbursed therefor pursuant to any of the Group I Related Documents or Series Related Documents with respect to any Series of Group I Notes, or funds are then available or thereafter become available for such purpose pursuant to Article V of the Base Indenture, and the amount of any fees, expenses or costs exceeding such funds shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, HVF II.
SECTION 22.    Electronic Execution. This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.
HERTZ VEHICLE FINANCING II LP, a limited partnership, as Issuer

By:    HVF II GP Corp., its General Partner

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

THE HERTZ CORPORATION,
as Group I Administrator

By:    /s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:    /s/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President
EXHIBIT A

[Form of Power of Attorney]

POWER OF ATTORNEY
STATE OF             )
)
COUNTY OF             )

KNOW ALL MEN BY THESE PRESENTS, that HERTZ VEHICLE FINANCING II LP (“HVF II”), does hereby make, constitute and appoint THE HERTZ CORPORATION as Group I Administrator under the Group I Administration Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of HVF II all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of HVF II to prepare, file or deliver pursuant to the Group I Administration Agreement, including, without limitation, to appear for and represent HVF II in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to HVF II, and with full power to perform any and all acts associated with such returns and audits that HVF II could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this Power of Attorney, the term “Group I Administration Agreement” means the Group I Administration Agreement dated as of November 25, 2013 among HVF II, The Hertz Corporation, as Group I Administrator, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as such maybe amended, modified or supplemented from time to time.
All powers of attorney for this purpose heretofore filed or executed by HVF II are hereby revoked.
EXECUTED this 25th day of November, 2013.
HERTZ VEHICLE FINANCING II LP, a limited partnership, as Issuer

By:    HVF II GP Corp.,
its general partner

By:
Name:
Title: